EXHIBIT 99.1

Stamps.com Investor Contact:	Press Contact:
Jamie Harper	Dena Cook
Director, Investor Relations	Zeno Group
(310) 482-5830	(310) 566-2283
http://investor.stamps.com	dena.cook@zeno.com

STAMPS.COM ANNOUNCES SECOND QUARTER 2005 RESULTS

Q2 EPS of $0.09; Q2 Revenue of $14.2 Million, Up 74% Versus Last Year

LOS ANGELES, Calif. - July 21, 2005 - Stamps.com® Inc. (Nasdaq: STMP) today announced results for the second quarter ended June 30, 2005.

Second quarter results include the following:

•	Total revenue was $14.2 million, an increase of 74% versus the same quarter last year.

•
Subscription service revenue was $10.4 million and online store revenue was $1.8 million, up 57% and 49%, respectively, versus the second quarter of 2004. Insurance fees, licensing fees, and other revenue contributed an additional $0.8 million.

•
During the first six weeks of the market test that began midway through the second quarter, approximately 68 thousand sheets of PhotoStamps™ were shipped, resulting in $1.2 million in total second quarter revenue.

•	Total second quarter gross margin was 72% versus gross margin of 63% in the same quarter last year.

•	GAAP net income was $2.1 million, or $0.09 per fully diluted share.

“We were very pleased with our strong second quarter revenue and earnings growth,” said president and CEO Ken McBride. “The second quarter represented our twelfth straight quarter of sequential revenue growth and our fourth consecutive quarter of profitability. We were also very pleased with the great start of PhotoStamps during the first six weeks of the second market test.”

Stamps.com reported net income of $2.1 million for the second quarter of 2005 compared to a net loss of $2.3 million in the second quarter of 2004 and net income of $1.6 million in the first quarter of 2005. On a per share basis, net income was $0.09 in the second quarter of 2005 based on fully diluted shares outstanding of 23.8 million. This compares to a net loss of $0.10 in the second quarter of 2004, based on shares outstanding of 22.4 million.

On May 17, 2005, Stamps.com began a second market test of PhotoStamps, the popular form of postage that allows consumers to turn digital photos, designs or images into valid U.S. postage. During the first six weeks of the second market test through the end of the second quarter, approximately 68 thousand sheets, or nearly 1.4 million individual PhotoStamps, were shipped to customers. PhotoStamps is expected to be available under authorization of the U.S. Postal Service for a year-long market test through May 2006.

For the third quarter of 2005, Stamps.com anticipates that revenue will be approximately $14.5 million. Third quarter gross margin is expected to be approximately 70%. Net income for the third quarter is anticipated to be approximately $0.08 per fully diluted share. For the entire fiscal 2005, Stamps.com anticipates that total revenue will be approximately $57 million. Total 2005 gross margin is expected to be approximately 70%. Net income per fully diluted share for fiscal 2005 is anticipated to be approximately $0.34. Guidance for 2005 net income per share, and previous Company guidance, does not reflect any impact from the new accounting pronouncement relating to the expensing of stock options, FASB Statement 123(R). Stamps.com currently expects to adopt FASB Statement 123(R) at the beginning of fiscal 2006.

The Stamps.com financial results conference call will be web cast today at 5:00 p.m. Eastern Time and may be accessed at investor.stamps.com. The Company plans to discuss its business outlook during the conference call. Following the conclusion of the web cast, a replay of the call will be available at the same location.

About Stamps.com and PhotoStamps

Stamps.com (Nasdaq: STMP) is a leading provider of Internet-based postage services. Stamps.com enables over 380,000 customers to print U.S. Postal Service-approved postage with just a PC, printer and Internet connection, right from their home or office. The Company targets its services to small businesses and home offices, and currently has partnerships with companies including Microsoft, CompUSA, EarthLink, HP, NCR, Office Depot, Vendio and the U.S. Postal Service.

PhotoStamps is a patented Stamps.com product that couples the technology of PC Postage with the simplicity of a web-based image upload and order process. PhotoStamps was extremely popular during the initial market test which was announced on August 10, 2004 and ran through September 30, 2004. During that 7 1/2 week period, more than 2.75 million individual PhotoStamps were ordered. PhotoStamps is expected to be available under authorization of the U.S. Postal Service for a second, year-long market test that began on May 17, 2005.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements about our anticipated results and available products that involve risks and uncertainties. Important factors, including the Company's ability to complete and ship its products and obtain or maintain regulatory approval, which could cause actual results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by Stamps.com, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Stamps.com undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Stamps.com, the Stamps.com logo and PhotoStamps are trademarks or registered trademarks of Stamps.com Inc. All other brands and names are property of their respective owners.

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STAMPS.COM INC.

CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data: unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2005	2004	2005	2004
Revenues:
Service	$10,439	$6,641	$19,539	$12,616
PhotoStamps	1,159	-	1,159	-
Product and other	2,625	1,520	5,322	3,125
Total revenues	14,223	8,161	26,020	15,741

Cost of revenues:
Service	2,543	2,521	5,028	4,922
PhotoStamps	764	-	764	-
Product and other	676	466	1,335	995
Total cost of revenues	3,983	2,987	7,127	5,917
Gross profit	10,240	5,174	18,893	9,824
Operating expenses:
Sales and marketing	4,439	2,733	8,139	5,731
Research and development	1,571	1,404	3,076	3,684
General and administrative	2,512	2,651	4,897	7,032
Total operating expenses	8,522	6,788	16,112	16,447
Income/(loss) from operations	1,718	(1,614)	2,781	(6,623)
Other income (loss), net:
Interest income	446	256	997	762
Other income	-	-	64	-
Loss on disposal of assets	-	(987)	-	(987)
Total other income (loss), net	446	(731)	1,061	(225)
Pre-tax income (loss)	2,164	(2,345)	3,842	(6,848)
Provision for income taxes	43	-	80	-
Net income (loss)	$2,121	$(2,345)	$3,762	$(6,848)
Net income (loss) per share:
Basic	$0.09	$(0.10)	$0.17	$(0.31)
Diluted	$0.09	$(0.10)	$0.16	$(0.31)
Weighted average shares outstanding:
Basic	22,689	22,365	22,602	22,287
Diluted	23,819	22,365	23,631	22,287

CONDENSED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2005	2004

ASSETS
Current assets:
Cash and cash equivalents	$11,679	$11,198
Short-term investments	19,690	18,295
Restricted cash	554	554
Trade accounts receivable	1,889	1,534
Other accounts receivable	-	170
Other current assets	1,363	701
Total current assets	35,175	32,452

Property and equipment, net	4,419	3,473
Intangible assets, net	4,215	4,765
Long-term investments	60,526	57,160
Other assets	3,283	2,578
Total assets	$107,618	$100,428

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$6,559	$5,541
Total current liabilities	6,559	5,541

Stockholders' equity:
Common stock	46	45
Additional paid-in capital	603,405	601,064
Treasury Stock	(1,411)	(1,411)
Accumulated deficit	(500,350)	(504,112)
Unrealized loss on investments	(631)	(699)
Total stockholders' equity	101,059	94,887
Total liabilities and stockholders' equity	$107,618	$100,428